ASSET SALE AGREEMENT
                                     BETWEEN
            TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.,
                       A COLORADO COOPERATIVE ASSOCIATION
                                       AND
                      PUBLIC SERVICE COMPANY OF NEW MEXICO,
                            A NEW MEXICO CORPORATION



                               DATED _____________
                                SEPTEMBER 9, 1999

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                                TABLE OF CONTENTS



ARTICLE I.   SALE AND PURCHASE OF ASSETS.................................... 1
         1.1      Sale and Purchase of Assets............................... 1
         1.2      Liability for Taxes, etc.................................. 3
         1.3      Revisions to Exhibits..................................... 3

ARTICLE II.  CONSIDERATION.................................................. 3
         2.1      Purchase Price............................................ 3
         2.2      Allocation of Purchase Price.............................. 3

ARTICLE III. ASSUMPTION OF LIABILITIES...................................... 4
         3.1      Contracts................................................. 4
         3.2      Post-Closing Liabilities.................................. 4
         3.3      Other Liabilities......................................... 4

ARTICLE IV.  PRORATION OF TAXES; OPERATIONS AGREEMENTS...................... 4
         4.1      Proration of Taxes........................................ 4
         4.2      Operations Agreements..................................... 4

ARTICLE V.   GENERAL REPRESENTATIONS AND WARRANTIES......................... 4
         5.1      Representatives and Warranties of Seller.................. 4
         5.2      Representations and Warranties of Buyer................... 9
         5.3      Disclosure Schedules......................................10
         5.4      DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES........11

ARTICLE VI.  PRE-CLOSING COVENANTS OF SELLER AND BUYER......................11
         6.1      Hart-Scott-Rodino Act.....................................11
         6.2      Good Faith Efforts........................................11
         6.3      Notice of Developments....................................11
         6.4      Environmental Site Assessments............................11

ARCTICLE VII. COVENANTS OF SELLER...........................................11
         7.1      Consents..................................................12
         7.2      NMPRC Approvals...........................................12
         7.3      Operation of the Property.................................12
         7.4      Access....................................................12
         7.5      Additional Covenants of Seller............................13

ARTICLE VIII. COVENANTS OF BUYER............................................13
         8.1      Consents..................................................13
         8.2      NMPRC and FERC Approvals..................................13

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ARTICLE IX.   CONDITIONS PRECEDENT..........................................14
         9.1      Conditions to Obligations of Buyer........................14
         9.2      Conditions to Obligations of Seller.......................15

ARTICLE X.    CLOSING AND POST-CLOSING OBLIGATIONS..........................16
         10.1     Closing...................................................16
         10.2     Post-Closing..............................................17

ARTICLE XI.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS
               AND AGREEMENTS...............................................17

ARTICLE XII. TERMINATION....................................................18
         12.1     Termination...............................................18
         12.2     Effect of Agreement Upon Termination......................18

ARTICLE XIII. OTHER AGREEMENTS..............................................19
         13.1     Discharge of Liabilities..................................19
         13.2     Delivery and Maintenance of Records.......................19
         13.3     Arbitration...............................................20
         13.4     Consents Not Obtained.....................................23
         13.5     Navopache Arrangement.....................................23
         13.6     Headquarters Building.....................................23
         13.7     Rights-of-Way Renewals....................................24

ARTICLE XIV. MISCELLANEOUS..................................................24
         14.1     Notices...................................................24
         14.2     Governing Law.............................................24
         14.3     Modification/Waiver.......................................24
         14.4     Assignment................................................25
         14.5     No Brokers................................................25
         14.6     Public Announcements......................................25
         14.7     Severability..............................................25
         14.8     Paragraph Headings........................................25
         14.9     Counterparts..............................................25
         14.10    Entire Agreement..........................................25

                              ASSET SALE AGREEMENT


         THIS ASSET SALE AGREEMENT (this "Agreement") is made and entered into as of the ______ day of _______________, 1999 (the "Signing Date"), by and between TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC., a Colorado cooperative association ("Seller"), and PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation ("Buyer").

         WHEREAS, as of March 18, 1999, Seller and Plains Electric Generation and Transmission Cooperative, Inc. ("Plains") entered into a Transaction Agreement (the "Transaction Agreement") providing for the merger of Plains with and into Seller (the "Merger"); and

         WHEREAS,  Seller is required to enter into this Agreement with Buyer by
Section 5.3(c) of the Transaction Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I.

                           SALE AND PURCHASE OF ASSETS
                           ---------------------------

         1.1 Sale and Purchase of Assets. Subject to all the terms and conditions set forth in this Agreement, on the Closing Date and at the Closing (as such terms are defined in Article X of this Agreement), Seller hereby agrees to sell, transfer, assign and convey to Buyer all of the following described assets (collectively, the "Assets") which will be owned by Seller following the Merger, and Buyer hereby agrees to purchase, assume and accept the Assets from
Seller:

         (i)      Generating  Assets.  An  ownership  interest,  as specified on
                  Exhibit 1.1(i) attached hereto, in and to the electric generating facility and related common facilities described on
                  Exhibit 1.1(i), together with the same ownership interest in and to the real property interests (including, without limitation, any easements, rights-of-way, permits or other equivalent real property usage rights) related thereto (collectively, the "Generating Assets").

         (ii)     Transmission  Assets. An ownership  interest,  as specified on
                  Exhibit 1.1(ii) attached hereto, in and to those transmission and distribution lines, interconnections and other components of the system identified on Exhibit 1.1(ii), together with the same ownership interest in and to the real property interests (including, without limitation, any easements, rights-of-way, permits or other equivalent real property usage rights) related thereto (collectively, the "Transmission Assets").


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         (iii)    Substations.  An ownership  interest,  as specified on Exhibit
                  1.1(iii)  attached  hereto,  in  and  to  those   substations,
                  interconnections and related components which are identified on Exhibit 1.1(iii), together with the same ownership interest in all of the real property interests (including, without limitation, any easements, rights-of-way, permits or other
                  equivalent   real  property  usage  rights)   related  thereto
                  (collectively the "Substations").

         (iv) Telecommunications Assets. An ownership interest, as specified on Exhibit 1.1(iv) attached hereto, in and to those telecommunications facilities and related equipment described on Exhibit 1.1(iv), together (where indicated on Exhibit 1.1(iv)) with the same ownership interest in all of the real property interests (including, without limitation, any easements, rights-of-way, permits or other equivalent real property usage rights) related thereto (the "Telecommunications Assets").

         (v) Headquarters Facility. The headquarters facility and related common facilities described on Exhibit 1.1(v) attached hereto, together with all of the real property interests (including, without limitation, any easements, rights-of-way, permits or other equivalent real property usage rights) related thereto (collectively, the "Headquarters Facility").

         (vi) Personal Property. The office furniture, equipment and other personal property described on Exhibit 1.1(vi) attached hereto (the "Personal Property").

         (vii) Contracts. The rights of Plains (and, following consummation of the Merger, of Seller) under the contracts, leases and other agreements listed on Exhibit 1.1(vii) attached hereto, to the extent described on Exhibit 1.1(vii) (to the extent so described, the "Contracts").

         (viii) Business Records. Subject to Section 13.2 hereof, all business records associated with the Assets as of the time of the Closing, including but not limited to financial, operating, accounting, tax, business, marketing and other files, documents, instruments, papers, customer list(s), books, ledgers, records, insurance policies, and any and all records of annual testing and certification (the "Business Records").

         (ix) Licenses and Permits. To the extent assignable, and to the extent held by Seller as of the Closing Date, permits or licenses to the extent that the parties agree are necessary for Buyer to operate the Assets (the "Licenses and Permits").

          (x) Navopache Assets. Subject to Section 13.5 hereof, the assets described on Exhibit 1.1 (ix) attached hereto (the "Navopache Assets").



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         1.2 Liability for Taxes,  etc.  Liability for any real estate  transfer fees and taxes shall be borne by Buyer. The parties expect that no liability for sales, use or gross receipts tax will result from this transaction, but, in the event that such liability does arise, it shall be borne by Buyer.

         1.3 Revisions to Exhibits. Seller and Buyer recognize and agree that the foregoing Exhibits may not completely and/or accurately identify all Assets, and further agree to cooperate with each other to prepare, supplement or amend any such Exhibit in order to have a complete and accurate description of the Assets before the Closing.

                                   ARTICLE II.

                                  CONSIDERATION
                                  -------------

         2.1 Purchase Price. The purchase price to be paid for the Assets (the "Purchase Price") shall be an amount provisionally estimated by the parties (on the basis of Plains' financial information as of December 31, 1997) to be Thirteen Million Two Hundred Forty Eight Thousand One Hundred Thirty Four and 03/100 Dollars ($13,248,134.03), to be paid in full at the Closing, together with the assumption of the liabilities described in Article III, to be assumed at the Closing. Within fifteen (15) business days after the Signing Date, Seller shall provide to Buyer financial information as of December 31, 1998, with reasonable supporting documentation, that will update the December 31, 1997 financial information previously provided to Buyer. Notwithstanding the foregoing, Seller will provide to Buyer a revised estimated Purchase Price at least fifteen (15) days prior to the Closing Date, calculated in the manner described on Exhibit 2.1 attached hereto and on the basis of financial information that is current as of the date on which such revised estimated Purchase Price is established, and such revised estimate will be the basis for the payment of the Purchase Price on the Closing Date. As soon as possible (but no more than forty-five days) after the Closing Date, the parties will negotiate in good faith to agree to and establish a final Purchase Price, and within five
(5) business days after such final Purchase Price is established, one party will make to the other a payment to reconcile the difference between the provisional Purchase Price (revised as hereinbefore described) and the final Purchase Price. In the event the parties are unable to agree on a final Purchase Price, such dispute will be submitted to arbitration pursuant to Section 13.3 hereof.

         2.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in such manner as may be agreed upon by the parties prior to the Closing in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that if the parties cannot mutually agree upon such allocation, such allocation shall be conclusively determined by an independent appraiser selected by the parties, who shall prepare such appraisal in accordance with Section 1060 of the Code. The parties agree that any tax filings that they may make in relation to the Assets shall be consistent with such allocations.


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                                  ARTICLE III.

                            ASSUMPTION OF LIABILITIES
                            -------------------------

         3.1 Contracts. Subject to all the terms and conditions set forth in this Agreement and in the Operations Agreements described in Section 4.2 hereof, effective from and after the Closing Date, Buyer hereby agrees to assume and be bound by and to perform, observe and comply with all of the terms, covenants, conditions, undertakings and other provisions of the Contracts, in the same manner and with the same force and effect as if Buyer had originally executed such Contracts in the place and stead of Seller (or Plains, as the case may be), and agrees faithfully to perform each of the Contracts from and after the Closing Date.

         3.2 Post-Closing Liabilities. Subject to all the terms and conditions set forth in this Agreement and in the Operations Agreements described in
Section 4.2 hereof, effective from and after the Closing Date, Buyer hereby agrees to assume and be bound by and to pay and discharge all liabilities that arise on or subsequent to the Closing Date out of the ownership or operation of any of the Assets.

         3.3 Other Liabilities. Except as expressly provided in this Article III, Buyer is not assuming and shall have no responsibility for any obligations or liabilities of Seller.

                                   ARTICLE IV.

                    PRORATION OF TAXES; OPERATIONS AGREEMENTS
                    -----------------------------------------

         4.1 Proration of Taxes. Real property taxes and personal property taxes attributable to the Assets for the year in which the Closing occurs, together with utility charges and rents, shall be prorated between Buyer and Seller as of the Closing Date.

         4.2 Operations Agreements. On or prior to the Closing Date (or as otherwise specified on Exhibit 4.2 attached hereto), Seller and Buyer shall enter into the operations, transmission, power marketing and other agreements (collectively, the "Operations Agreements") listed on Exhibit 4.2 hereto.

                                   ARTICLE V.

                     GENERAL REPRESENTATIONS AND WARRANTIES
                     --------------------------------------

         5.1 Representatives and Warranties of Seller. Except to the extent set forth on the Seller's Disclosure Schedule described in Section 5.3 hereof, Seller hereby represents and warrants to Buyer for and on behalf of itself and, where indicated, for and on behalf of Plains, that the following statements contained in this Section 5.1 will be correct and complete as of the date of delivery of such Disclosure Schedule and as of the Closing Date (as though made on the Closing Date):

         (i) Due Incorporation, etc. Seller is duly incorporated, existing and in good standing under the laws of the State of Colorado, and has all requisite corporate power and authority to own its properties and conduct its business as presently owned and conducted.


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         (ii)     Due  Authorization,  etc.  Seller has the corporate  power and authority to enter into and perform its obligations under this Agreement, this Agreement has been duly and validly authorized by the Board of Directors of Seller, and no other corporate action on the part of Seller is required in connection with this Agreement. When completed, this Agreement and any related agreements of Seller hereunder shall constitute valid and binding obligations of Seller that shall be enforceable against Seller in accordance with the terms hereof and thereof.

         (iii) No Violation. This Agreement and the execution and delivery hereof by Seller do not, and the fulfillment of and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

                  (a)      Violate  or  conflict   with  any  provision  of  the
                           articles of incorporation or bylaws, each as amended to date, of Seller;

                  (b) Violate or conflict with or require any consent, authorization or approval under any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon Seller (except the approval of the Rural Utilities Service ("RUS"), the New Mexico Public Regulation Commission ("NMPRC"), the Federal Communications Commission ("FCC") and the expiration or early termination of the required waiting period, if applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"));

                  (c) Result in a breach of, constitute a default or violation under (whether with notice or lapse of time or both) or require any consent, authorization or approval under any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which Seller is a party or by which any of its properties or assets is bound; or

                  (d) Result in the creation or imposition of any lien, charge, security interest or other encumbrance upon the Assets.

         (iv) Compliance with Laws and Regulations. Seller's and Plains' ownership and operation of the Assets is in compliance with all applicable laws, regulations, orders, judgments or decrees of any Governmental Authority (as herein defined) having jurisdiction over the Assets, except such violations as would not have a Material Adverse Effect (as herein defined) with respect to the Assets. For the purposes of this Agreement, "Governmental Authority" shall mean the United States of America, any state, commonwealth, territory or possession thereof and any tribe or pueblo, and any political subdivision of any of the foregoing, including, but not limited to, courts, departments, commissions, boards, bureaus, agencies or other instrumentalities; and "Material Adverse Effect" with respect to the Assets shall mean a change or occurrence which, in the reasonable judgment of the Buyer, is or is likely to be materially adverse to the value or condition of the Assets.

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


         (v) Taxes. All taxes, assessments and charges by Governmental Authorities which are due and payable by Seller and Plains with respect to the Assets, as applicable, have been paid, other than those taxes, assessments and charges by
                  Governmental Authorities being contested in good faith for which adequate provisions have been made.

         (vi) Litigation. There is no action, suit, or proceeding pending or, to the knowledge of Seller or Plains, threatened against Seller or Plains (i) which could reasonably be expected to materially hinder Seller's ability to consummate the transactions contemplated by this Agreement, or (ii) which specifically concerns the Assets.

         (vii)    Environmental.  Seller and Plains:

                  (a) Have operated the Assets in compliance in all respects with all applicable Environmental Laws (as herein defined), except such violations as would not have a Material Adverse Effect with respect to the Assets; for the purposes of this Agreement, "Environmental Laws" shall mean federal, state, tribal, pueblo or municipal laws, rules and regulations governing, regulating or relating to pollution or the protection of the environment, including, but not limited to, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and all similar state, tribal, pueblo, municipal and local laws, ordinances, rules, regulations, orders, directives, determinations and requirements each as in effect on the Signing Date for purposes of the representations given on the Signing Date and as in effect on the Closing Date for all other purposes of this Agreement;

                  (b) Have obtained all Governmental Licenses (as herein defined) which are required under any Environmental Law applicable to the Assets except to the extent that the failure to obtain any such Governmental License would not have a Material Adverse Effect with respect to the Assets; for the purposes of this Agreement, "Governmental Licenses" shall mean licenses, permits, certificates of public convenience and necessity, consents and other similar licenses issued by any Governmental Authority;

                  (c) Have not received written notice from any Governmental Authority of any unresolved violation of or pending or threatened action, suit, inquiry, proceeding or investigation relating to any Environmental Law applicable to the Assets which unresolved violation or investigation would have a Material Adverse Effect with respect to the Assets; and


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

                  (d) Have not received written notice from any Governmental Authority of any legally required environmental removal, remediation or clean-up obligation with respect to the Assets that would have a Material Adverse Effect on the Assets.

         (viii) Maintenance of the Assets. Seller and Plains have maintained the Assets in reasonable operating condition and repair and the Assets are adequate to perform normal operations consistent with Plains' recent practices, except where the failure to maintain would not have a Material Adverse Effect with respect to the Assets.

         (ix) Contracts. Seller and Plains have provided Buyer with complete copies of the Contracts and all amendments thereto. The Contracts are in full force and effect. No third party to any Contract has prepaid more than 30 days in advance any amounts due thereunder. Seller has not waived its remedies for default by, or expressly waived any other rights against, a third party under any Contract. Seller and Plains have made all payments due thereunder, if any, except those being contested in good faith, and have performed all of their material obligations under such Contracts, except for such failures to make payments or perform obligations which would not have a Material Adverse Effect with respect to the Assets. To the knowledge of Seller and Plains, there are no written proposals or threats by third parties to cancel, revise or fail to renew any Contract or fail to renew, cancel or revise any right-of-way or easement.

         (x) Title to Property. Plains has, and on the Closing Date Seller will have, good and marketable title to the Assets, in each case free and clear of all mortgages, liens, charges, security interests, or other encumbrances except Permitted Encumbrances (as herein defined). To the knowledge of Seller, no adverse title claims are pending or threatened with respect to any portion of the Assets and Seller owns its rights in the same free and clear of all mortgages, liens, charges, security interests or other encumbrances except Permitted Encumbrances. For the purposes of this Agreement, "Encumbrances" shall mean all liens, mortgages, pledges, claims, charges, security interests or other encumbrances, including, without limitation, any leases, subleases, rights-of-way, licenses, easements, options to purchase, encumbrances, covenants, building use restrictions, exceptions, variances, restrictions or limitations, and "Permitted Encumbrances" shall mean (a) Encumbrances for current real property, personal property or ad valorem taxes which are not yet due and payable, (b) mineral rights and claims to minerals which do not materially adversely affect the value, condition or usefulness of the property affected thereby, (c) water rights and claims to water which do not materially adversely affect the value, condition or usefulness of the property affected thereby, and


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

                  (d) easements, covenants, restrictions and reservations (not arising out of or created in connection with the borrowing of money, including the obtaining of advances, or the payment of the deferred purchase price of property) which do not materially adversely affect the value, condition or usefulness of the property affected thereby. As of the date of delivery of Seller's Disclosure Schedule, but not on the Closing Date, Permitted Encumbrances shall include (i) "Permitted Encumbrances" as such term is defined in that certain Consolidated Mortgage and Security Agreement, dated as of April 15, 1992, as amended, between Plains and the United States of America acting through the Administrator of the RUS, the National Rural Utilities Cooperative Finance Corporation, CoBank ACB and The Bank of New York, as successor in trust to Sunwest Bank of Albuquerque, National Association (the "Plains Mortgage"), and (ii) any encumbrances created by the Plains Mortgage.

         (xi) Historical Operating Data and Financial Statements. All historical operating data and financial information delivered in writing to Buyer was accurate in all material respects as of the date provided.

         (xii) No Third Party Options. There are no existing agreements, options, commitments, or rights with or to any person to acquire any of the Assets, properties or rights included in the Assets.

         (xiii) FERC Regulation. None of the Assets is subject to rate regulation or a filed tariff under the Federal Power Act.

         (xiv) RUS Regulation. Seller and Plains are subject to regulation by the RUS and the Closing is contingent upon Seller obtaining all required approvals and authorizations from the RUS with respect to the execution and performance of this Agreement.

         (xv) Environmental Assessments. No written environmental assessment of the Assets has been prepared by a third party on behalf of Seller or Plains within the 5-year period preceding the Signing Date.

         (xvi) Deeds. Seller or Plains has provided Buyer full and complete copies of all deeds under which such Seller or Plains holds fee title to any real property that is a part of the Assets. Neither Plains nor Seller has transferred any right, title or interest in any such fee property.

         (xvii) Existing Arrangements. Exhibit 5.1(xvii) attached hereto lists the existing contractual arrangements (the "Existing Arrangements") between Plains and Buyer and describes the proposed disposition of the Existing Arrangements through assignment, termination or modification. Seller and Buyer agree to use their best efforts to promptly achieve the assignment, termination or modification of the Existing Arrangements as shown in Exhibit 5.1(xvii).

         (xviii) Rights-of-Way. The Assets include all easements, rights-of-way, permits or other equivalent real property usage rights in respect of any real property comprising the Assets, as may be reasonably necessary to operate the Assets, and none of such easements, rights-of-way, permits or other equivalent real property usage rights have expired.

         5.2 Representations and Warranties of Buyer. Except to the extent set forth on the Buyer's Disclosure Schedule described in Section 5.3 hereof, Buyer hereby represents and warrants to Seller that the following statements contained in this Section 5.2 will be correct and complete as of the date of delivery of such Disclosure Schedule and as of the Closing Date (as though made on the Closing Date):

         (i) Due Incorporation, etc. Buyer is duly incorporated, existing and in good standing under the laws of the State of New Mexico, and has all requisite corporate power and authority to own its properties and conduct its business as presently owned and conducted.

         (ii) Due Authorization, etc. Buyer has the corporate power and authority to enter into and perform its obligations under this Agreement, this Agreement has been duly and validly authorized by the Board of Directors of Buyer, and no other corporate action on the part of Buyer is required in connection with this Agreement. When completed, this Agreement and any related agreements of Buyer hereunder shall constitute valid and binding obligations of Buyer that shall be enforceable against Buyer in accordance with the terms hereof and thereof.

         (iii) No Violation. This Agreement and the execution and delivery hereof by Buyer do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

                  (a)      Violate  or  conflict   with  any  provision  of  the
                           certificate of incorporation or bylaws, each as amended to date, of Buyer;

                  (b) Violate or conflict with or require any consent, authorization or approval under any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon Buyer (except the approvals of the NMPRC, the Federal Energy Regulatory Commission ("FERC") and the FCC and the expiration or early termination of the required waiting period, if applicable, under the Hart-Scott-Rodino Act); or

                  (c) Result in a breach of, constitute a default or violation under (whether with notice or lapse of time or both) or require any consent, authorization or approval under any mortgage, contract, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which Buyer is a party or by which any of its properties or assets is bound.

         (iv) Litigation. There is no action, suit or proceeding, pending or, to the knowledge of Buyer, threatened against Buyer which would have a material adverse effect with respect to Buyer or would materially hinder Buyer's ability to consummate the transactions contemplated by this Agreement.

         (v) Funds Available. Buyer has, or will have on and after the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price.

         (vi) Qualification. Buyer has, or as of the Closing Date will have, all Governmental Licenses necessary or required to own and operate the Assets, and to perform the obligations of Seller under the Contracts.

         5.3 Disclosure Schedules. No later than forty five (45) days after the Signing Date, each party shall prepare and deliver to the other party a Disclosure Schedule relating to its respective representations and warranties contained in this Article V. Nothing in any Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

         5.4 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY, WHETHER WRITTEN, ORAL, STATUTORY, COMMON LAW, EXPRESS OR IMPLIED, CONCERNING THE ASSETS, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

                                   ARTICLE VI.

                    PRE-CLOSING COVENANTS OF SELLER AND BUYER
                    -----------------------------------------

         The parties agree as follows with respect to the period between the Signing Date and the Closing Date:

         6.1  Hart-Scott-Rodino  Act.  The parties  agree to make as promptly as
practicable   all   filings,   if  any,   required   in   connection   with  the
Hart-Scott-Rodino Act.

         6.2 Good Faith Efforts. Each party will use good faith efforts (i) to take all action necessary to render accurate, as of the Closing Date, its representations and warranties contained herein, and to refrain from taking any action which would render any such representation or warranty inaccurate as of the Closing Date, (ii) to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it pursuant to this Agreement, and to cause the Closing to occur, and (iii) to obtain all licenses or other approvals required to be obtained by it from any appropriate governmental or regulatory body or other person in connection with its obligations hereunder.

         6.3 Notice of Developments. Each party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties contained herein. Except as specified in such written notice, no disclosure by a party pursuant to this Section 6.3 shall be deemed to amend or supplement such party's Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

         6.4 Environmental Site Assessments. Buyer and Seller agree to conduct Phase I Environmental Site Assessments of the Assets prior to the Closing Date, as mutually determined by them, and shall share the costs of such agreed upon assessments based on their respective agreed ownership percentage of the specific Asset in question.

                                  ARTICLE VII.

                               COVENANTS OF SELLER
                               -------------------

         Seller covenants and agrees with Buyer that, except as may be approved by Buyer in writing, which approval shall not be unreasonably withheld or delayed:

         7.1 Consents. Seller agrees to use, and to cause Plains to use, all reasonable efforts to obtain and make and to assist Buyer, as applicable, in obtaining and making, as appropriate, (a) all necessary consents, authorizations and approvals, (b) all findings necessary for the consummation of the transactions contemplated by this Agreement, and (c) all Governmental Licenses necessary for Buyer's operation of the Assets after Closing.

         7.2 NMPRC Approvals. Seller has filed for necessary NMPRC approvals and agrees to submit as promptly as possible any additional filings necessary in connection with proceedings before the NMPRC for necessary approvals with respect to the transactions contemplated by this Agreement and shall use its reasonable efforts to obtain such approvals. Seller shall provide Buyer with copies of any NMPRC filings (or portions thereof) prior to submitting the filings to the NMPRC.

         7.3      Operation  of the  Property.  From  the  Signing  Date  to the
                  Closing Date:

         (i) The Assets shall be operated and maintained in reasonable operating condition and repair adequate to perform normal operations consistent with Plains' past practices; and

         (ii) Seller shall, except with respect to commitments already made prior to the Signing Date, as set forth in the Seller Disclosure Schedule, obtain Buyer's prior written approval (which approval may not be unreasonably withheld) before (a) Seller or Plains enters into any material contract binding on any of the Assets, or Buyer in its capacity as owner of the Assets, after the Closing Date, except for any month-to-month renewals of any existing contracts that terminate not more than one month after the Closing Date; (b) Seller or Plains voluntarily abandons any easement that constitutes part of the Assets; (c) Seller or Plains sells, transfers or otherwise disposes of any Assets except in the ordinary course of business; or (d) Seller or Plains encumbers any of the Assets except in the ordinary course of business and other than any Encumbrances that do not materially detract from the value of the Assets.

         7.4 Access. From the Signing Date to the closing date of the Merger under the Transaction Agreement, Seller shall, upon reasonable advance notice and during normal business hours, use reasonable efforts to cause Plains to allow Buyer and its Representatives (as herein defined), and thereafter until the Closing Date shall allow Buyer and its Representatives, in either event at Buyer's sole risk and expense and for the purpose of investigating the Assets in connection with the transactions contemplated by this Agreement, to:

         (i)      Inspect and become familiar with the Assets;

         (ii) Subject to the right of Seller to have its own Representatives present, consult with Seller's attorneys, accountants, engineers and other Representatives concerning the ownership, use or operation of the Assets; and

         (iii)    Examine the Business Records.

For the purpose of this Agreement, "Representatives" shall mean the affiliates of a person and its and their directors, officers, employees, agents and advisors.

         7.5 Additional Covenants of Seller. From the Signing Date to the Closing Date:

         (i) Seller shall use reasonable efforts to, and shall use reasonable efforts to cause Plains to, preserve and maintain in force all of its licenses, permits, registrations, franchises, and bonds applicable to the Assets.

         (ii) Seller shall use reasonable efforts to, and shall use reasonable efforts to cause Plains to, comply with all laws, ordinances, rules, regulations, and orders applicable to the Assets, the noncompliance with which would result in a Material Adverse Effect on the Assets.

         (iii) Seller shall either cause Plains to maintain in effect its excess liability insurance policies with respect to the Assets that are in effect on the Signing Date or obtain and maintain in effect equivalent "tail coverage" for such periods, if any, as Seller may have an obligation to indemnify Buyer hereunder for third-party claims covered by such insurance. With respect to the periods set forth above, Seller shall not (other than through contract terminations in the ordinary course of business) cancel any third party indemnity rights regarding the Assets to which such Seller is entitled as of the Signing Date.

                                  ARTICLE VIII.

                               COVENANTS OF BUYER
                               ------------------

         Buyer covenants and agrees with Seller that, except as may be approved by Seller in writing, which approval shall not be unreasonably withheld or delayed:

         8.1 Consents. Buyer agrees to use all reasonable efforts to obtain and make and to assist Seller, as applicable, in obtaining and making, as appropriate, (a) all necessary consents, authorizations and approvals and (b) all filings necessary for the consummation of the transactions contemplated by this Agreement.

         8.2 NMPRC and FERC Approvals. Buyer has filed for necessary NMPRC approvals and agrees to submit as promptly as possible all additional filings necessary in connection with proceedings before the NMPRC and the FERC for necessary approvals and shall use its reasonable efforts to obtain such approvals. Buyer shall provide Seller with copies of any NMPRC or FERC filings (or portions thereof) prior to submitting the filings to the NMPRC or the FERC, respectively.

                                   ARTICLE IX.

                              CONDITIONS PRECEDENT
                              --------------------

         9.1 Conditions to Obligations of Buyer. All of the obligations of Buyer under the terms of this Agreement are subject to fulfillment prior to or on the Closing Date of each of the following conditions or the waiver thereof by Buyer:

         (i) Material Discrepancies or Breaches. Buyer shall not have discovered any material error, misstatement or omission in the representations and warranties made by Seller (for itself and on behalf of Plains) or any material breach in the undertakings and agreements by Seller (for itself and on behalf of Plains) as set forth in this Agreement.

         (ii) Continuing Representations and Warranties. All representations and warranties by Seller which are contained in this Agreement shall (subject to any disclosures contained on Seller's Disclosure Schedule) be correct and complete in all material respects on and as of the Closing Date as though made on such date. None of the disclosures contained on Seller's Disclosure Schedule shall disclose any matter that would have (i) a material adverse effect on the ability of Seller to consummate the sale of the Assets hereunder, or (ii) a Material Adverse Effect with respect to the Assets. If Seller's Disclosure Schedule discloses a matter that would have a Material Adverse Effect with respect to one or more individual Assets, Buyer and Seller shall use their best efforts to negotiate such adjustments as may be necessary to carry out the original intent of the parties with respect to the remaining Assets not affected by the disclosure.

         (iii) Performance of Conditions. Seller (and, where applicable, Plains) shall have performed and complied with all other agreements and conditions required by this Agreement to be performed by and complied with by Seller (and, where applicable, Plains) on or before the Closing Date.

         (iv) Consents, etc. Buyer and Seller shall have obtained all regulatory approvals, authorizations, consents, licenses, permits and acceptances from relevant federal, state and local authorities, in form and substance acceptable to the receiving party, which are necessary or required to be obtained by such party in order to consummate the transaction, except where the failure to obtain such approval, authorization, consent, license, permit or acceptance will not interfere materially with the consummation of the transaction.

         (v) Merger. The closing of the Merger under the Transaction Agreement shall have occurred.

         (vi) Operations Agreements. The parties shall have entered into the Operations Agreements.

         (vii) No Orders. The Closing shall not violate any order or decree with respect to the transactions contemplated by this Agreement issued by any court or governmental body having competent jurisdiction over such transactions.

         (viii) Adverse Change. Since the Signing Date, there shall have been no changes in or losses to the Assets, not cured by Seller at its option, which have had, individually or in the aggregate, a Material Adverse Effect on the Assets.

         9.2 Conditions to Obligations of Seller. All of the obligations of Seller under the terms of this Agreement are subject to fulfillment prior to or on the Closing Date of each of the following conditions or the waiver thereof by
Seller:

         (i) Material Discrepancies or Breaches. Seller shall not have discovered any material error, misstatement or omission in the representations and warranties made by Buyer or any material breach in the undertakings and agreements by Buyer as set forth in this Agreement.

         (ii) Continuing Representations and Warranties. All representations and warranties by Buyer which are contained in this Agreement shall (subject to any disclosures contained on Buyer's Disclosure Schedule) be correct and complete in all material respects on and as of the Closing Date as though made on such date. None of the disclosures contained on Buyer's Disclosure Schedule shall disclose any matter that would have a material adverse effect on the ability of Buyer to consummate the purchase of the Assets hereunder.

         (iii) Performance of Conditions. Buyer shall have performed and complied with all other agreements and conditions required by this Agreement to be performed by and complied with by Buyer on or before the Closing Date, including payment of the Purchase Price.

         (iv) Consents, etc. Buyer and Seller shall have obtained all regulatory approvals, authorizations, consents, licenses, permits and acceptances from relevant federal, state and local authorities, in form and substance acceptable to the receiving party, which are necessary or required to be obtained by such party in order to consummate the transaction, except where the failure to obtain such approval, authorization, consent, license, permit or acceptance will not interfere materially with the consummation of the transaction.

         (v) Merger. The closing of the Merger under the Transaction Agreement shall have occurred.

         (vi) Operations Agreements. The parties shall have entered into the Operations Agreements.

         (vii) No Orders. The Closing shall not violate any order or decree with respect to the transactions contemplated by this Agreement issued by any court or governmental body having competent jurisdiction over such transactions.

                                   ARTICLE X.

                      CLOSING AND POST-CLOSING OBLIGATIONS
                      ------------------------------------

         10.1 Closing. Subject to the other terms of this Agreement, the consummation of the transfer of the Assets (the "Closing") shall be held as soon as practicable after the receipt of all necessary regulatory approvals and consents, but not later than six (6) months after the closing of the Merger under the Transaction Agreement, or such other date as may be agreed upon by the parties (the "Closing Date"). At the Closing and on the Closing Date, the following documents and considerations shall be exchanged between the parties:

         (i) Deliveries by Seller at the Closing. At the Closing, Seller shall deliver to Buyer the following documents and considerations against the simultaneous delivery by Buyer to Seller of the documents and considerations described in paragraph 10.1(ii) below:

                  (a) One or more General Assignments and Bills of Sale in a form reasonably satisfactory to Buyer, transferring, assigning and conveying such of the Assets as are transferable thereby to Buyer, and such other documents of transfer as are necessary to transfer the Licenses and Permits that are not transferred by the foregoing General Assignment and Bills of Sale.

                  (b) One or more Special Warranty Deeds in a form reasonably satisfactory to Buyer, transferring any real estate comprising the Assets to Buyer free and clear of all liens and encumbrances (except as expressly provided therein and consistent with the representations as to title contained in Section 5.1(x) hereof).

                  (c)      Certificates  of  officers  of Seller in the forms of
                           Exhibit   10.1(i)(c)-1   and   Exhibit   10.1(i)(c)-2
                           attached hereto.

                  (d) Opinion of counsel of Seller confirming the representations made by Seller in Sections 5.1(i),
                           (ii) and (iii) hereof, in customary form and with customary qualifications.

                  (e) Such other instruments and documents as Buyer may reasonably request.

         (ii) Deliveries by Buyer at Closing. At the Closing, Buyer shall deliver to Seller the following documents and considerations against simultaneous delivery of documents and considerations by Seller as set forth in paragraph 10.1(i) above:

                  (a)      One  or  more   Assumption   Agreements   in  a  form
                           reasonably satisfactory to Seller, relating to the Contracts.

                  (b)      The  Purchase  Price of the Assets,  as  described in
                           Section 2.1 hereof.

                  (c)      Certificates  of  officers  of  Buyer  in the form of
                           Exhibit   10.1(i)(c)-1   and   Exhibit   10.1(i)(c)-2
                           attached hereto.

                  (d) Opinion of Counsel of Buyer confirming the representations made by Buyer in Sections 5.2(i),
                           (ii) and (iii) hereof, in customary form and with customary qualifications.

                  (e) Such other instruments and documents as Seller may reasonably request.

         10.2 Post-Closing. Seller agrees that it will, upon the request of Buyer, execute and deliver to Buyer from time to time after the Closing Date, such other instruments of sale, transfer, assignment and conveyance and take such other action as Buyer may reasonably request to more effectively vest ownership of the Assets in Buyer and to put Buyer in possession of all the Assets. Buyer agrees that it will from time to time execute and deliver to Seller such additional instruments and take such additional action as Seller may reasonably request to evidence the agreements of Buyer under this Agreement.

                                   ARTICLE XI.
                  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                  --------------------------------------------
                            COVENANTS AND AGREEMENTS
                            ------------------------

         The representations and warranties made by Seller and Buyer in Article V of this Agreement and in the certificates contemplated hereby shall form the basis for conditions to Closing only and shall not survive the Closing Date. No provision of this Agreement shall form the basis for any action by or on behalf of either party or any third party for breach, misrepresentation or indemnity at any time after the Closing Date. Notwithstanding the foregoing, any rights and obligations of the parties that are expressed to survive the Closing Date shall so survive the Closing Date, including (without limitation) those described in
Section 2.1; Section 2.2; Section 3.1; Section 3.2; Section 10.2;  Section 13.1;
Section  13.2;  Section 13.3 (to the extent  provided  therein);  Section  13.4;
Section 13.5; and Section 13.6.

                                   ARTICLE XII.
                                   TERMINATION
                                   -----------

         12. 1 Termination. This Agreement may be terminated, at any time at or prior to the Closing Date, as follows, except as otherwise provided in Section
12.2 below:

         (i)      By mutual agreement of Buyer and Seller;

         (ii) By Buyer or Seller if the Closing shall not have occurred on or before the date that is six (6) months after the closing of the Merger under the Transaction Agreement or such later date as shall be mutually agreed upon by the parties; provided, however, that no party can so terminate this Agreement if the Closing has failed to occur because such party failed to perform or observe its material agreements and covenants hereunder;

         (iii) By Buyer or Seller if any Governmental Authority shall have issued a final order, judgment or decree materially restraining, enjoining, prohibiting or invalidating the consummation of the transaction;

         (iv) By Buyer or Seller if the NMPRC or the FERC affirmatively rejects the transaction; provided that the party seeking to make use of this paragraph 12.1(iv) shall have exhausted all rights to reargue or appeal such rejection on meritorious grounds;

         (v) By Buyer or Seller if any regulatory agency or Governmental Authority requires material changes in this Agreement or in the transaction hereunder as a condition of approval, or imposes material conditions on this Agreement or the transaction as a condition of approval, which changes or conditions are unacceptable to the terminating party; provided that the terminating party shall have promptly filed and used reasonable efforts to seek rehearing or modification of such order; and provided that the terminating party shall provide the other party with ten days prior notice to allow time for discussion and consultation between the parties.

         12.2 Effect of Agreement Upon Termination. If any party exercises its rights to terminate this Agreement pursuant to this Article XII, then (a) except as expressly provided in this Section, no party shall have any rights or obligations under this Agreement, and such termination shall be without liability to any party to this Agreement; (b) if this Agreement is terminated as a result of the negligent or willful failure of Buyer to perform its obligations hereunder, Buyer shall be fully liable for any and all damages actually sustained by Seller, provided that Buyer shall not be liable for any consequential damages sustained or incurred by Seller, nor for any punitive damages; (c) if this Agreement is terminated as a result of the negligent or willful failure of Seller to perform its obligations hereunder, Seller shall be fully liable for any and all damages actually sustained or incurred by Buyer, provided that Seller shall not be liable for any consequential damages sustained or incurred by Buyer, nor for any punitive damages; (d) the existing Confidentiality Agreement between Buyer and Seller shall remain in full force and effect in accordance with its terms with respect to this transaction and the materials furnished to Buyer until the later of (i) the expiration of the term of the Confidentiality Agreement or (ii) two years from the date of termination of this Agreement.

                                  ARTICLE XIII

                                OTHER AGREEMENTS
                                ----------------

         13.1 Discharge of Liabilities. From and after the Closing Date, Buyer shall, in accordance with its usual timely practices, fulfill, pay and discharge all obligations, responsibilities and liabilities in respect of the Contracts.

         13.2     Delivery and Maintenance of Records.

         (i) As promptly as practicable, but in any case within 90 days after the Closing Date, Seller will deliver or cause to be delivered to Buyer to a location designated by Buyer in
                  Albuquerque, New Mexico all Business Records; provided, however, that Seller may retain:

                  (a) Originals of all accounting, financial and tax Business Records for the Assets attributable to all periods prior to the Closing Date; provided, however, that Seller shall provide Buyer with copies of all such accounting, financial and tax Business Records that Buyer may reasonably request; and

                  (b) Copies of any other Business Records that Seller elects to retain.

         (ii) Until December 31, 2000, Buyer shall:

                  (a)      (A) Retain the  Business  Records  obtained by Buyer,
                           (B) furnish copies of such Business Records to Seller upon Seller's written request and at Seller's sole expense and (C) make such Business Records available to Seller and its Representatives upon reasonable notice and during normal business hours; and

                  (b) Grant Seller or Seller's Representatives reasonable access to Buyer's Representatives on a mutually convenient basis to obtain information, in addition to the Business Records, with respect to the continuing obligations or rights, if any, of Seller under this Agreement or with respect to the Assets and use its reasonable efforts to cause any such Representatives to cooperate with Seller by testifying or furnishing evidence, as applicable, at Seller's request and expense in any proceedings relating to the Assets or Seller's continuing obligations under this Agreement, if any.

         13.3     Arbitration.

         (i) Any dispute, controversy or claim arising out of or related to this Agreement, or the breach thereof, shall be exclusively and finally settled by arbitration pursuant to this Section
                  13.3.  The  arbitration  proceedings  shall  be  conducted  in accordance with the terms of this Section 13.3 and the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as modified by the AAA's Supplementary Procedures for Large, Complex Disputes, as in effect on the date hereof (the "Rules"). Any procedural issues not determined under this Section or such Rules shall be determined by the laws of New Mexico, including without limitation the New Mexico Uniform Arbitration Act, N.M. Stat. Ann. ss. 44-7-1 et seq.

         (ii)     Either  Buyer or Seller  may  invoke  arbitration  under  this
                  Section 13.3 at any time on or before one (1) year after the Closing Date (or, with respect to any right or obligation that survives the Closing Date, on or before one (1) year after such right or obligation expires), by serving on the other party a written notice of arbitration, which shall specify with reasonable detail (1) the matter in dispute, (2) the relief requested and (3) the grounds therefor. The arbitration shall be heard and determined by a board of three (3) arbitrators (the "Board"), each of whom shall be impartial and independent of the parties to the dispute. The party giving notice of the arbitration shall appoint its party arbitrator in such notice of arbitration. The other party shall appoint an arbitrator of its choice within twenty (20) days after its receipt of the notice of arbitration. The parties shall jointly select and appoint the third arbitrator, who shall be Chairman of the Board (the "Chairman"), and shall jointly determine the fee that each arbitrator shall receive, within thirty (30) days after the notified party's receipt of the notice of arbitration. If the parties cannot reach agreement on a Chairman and/or fee, or if any party fails to appoint its party-appointed arbitrator within the prescribed period, the missing arbitrator(s) and/or fee shall be selected by the Phoenix, Arizona office of the AAA pursuant to the selection process set forth in the Rules as in effect on the date hereof, provided that all potential arbitrators submitted to the parties must be chosen from AAA's Large Complex Case Panel or from a panel of the Center for Public Resources and further provided that any fee established by AAA must conform to
                  Section 13.3(vii) below. If an arbitrator should die, withdraw or otherwise become incapable of serving, a replacement shall be selected and appointed in a like manner as the original arbitrator. Any arbitrator appointed hereunder shall certify in writing that he or she is immediately available to conduct such arbitration. Upon consultation with the other arbitrators and the parties, the Chairman shall, within ten (10) days after appointment, set dates for the hearing. The Chairman shall preside at all hearings and executive sessions of the Board. All decisions of the Board shall be by a majority of the arbitrators, unless the parties agree otherwise.

         (iii)    (a)      The  arbitration  proceedings  shall  be held in
                           Albuquerque, Bernalillo County, New Mexico, at a place to be agreed upon by the parties.

                  (b) A stenographic record of the proceedings shall be made and supplied to the Board.

                  (c)      Unless the parties agree  otherwise,  the Board shall
                           require   witnesses   to   testify   under   oath  or
                           affirmation.

                  (d) The parties may offer such evidence as is relevant and material to the dispute and shall produce such additional evidence as the Board may deem necessary to the determination of the dispute.

                  (e) All evidence to be considered by the Board shall be offered at the hearing and subject to cross-examination unless the parties agree otherwise. Exhibits shall be admitted into evidence by the Board only upon the establishment of a proper foundation concerning authenticity, unless the parties agree otherwise.

                  (f) There shall be no direct communication between any party and any arbitrator after the third arbitrator has been appointed and the arbitrators' fee has been established except at the hearing and at joint consultations between both parties and the arbitrators on the schedule as provided for in
                           Section 13.3(ii).

                  (g) Unless the parties agree otherwise, the arbitration hearing (including any filing of briefs and submission of documents) shall be closed within 60 days of the appointment of the third arbitrator.

         (iv) The Board shall render its award in writing within thirty (30) days following the close of the hearing. The Board shall render its award only with respect to the specific issues submitted by either party, and shall base its decision solely upon the evidence before it, applicable law and this Agreement.

         (v) Judgment upon the award may be entered and execution had or application may be made for a judicial acceptance of the award and an order of enforcement, as the case may be, in any court located in Bernalillo County, New Mexico.

         (vi) The arbitration may proceed in the absence of a party that, after due notice, fails to be present. An award shall not be made solely on the default of a party, but the Board shall require the party that is present to submit such available evidence as may be reasonably required for the making of an award.

         (vii) The parties shall share equally the cost of the arbitration proceedings, including the fees and expenses of the arbitrators and the cost of the stenographic record. Each arbitrator shall be paid an identical flat fee, which shall not vary, irrespective of the length of service or number of hearings, and neither the AAA nor the Board shall have any authority to authorize the payment of a fee on any other basis.

         (viii) All aspects of the arbitration shall be confidential, and the parties and arbitrators shall maintain the confidentiality of all information related to the proceedings, including but not limited to documents exchanged by the parties, testimony and other evidence, briefs and the award, and shall not disclose the same to any third party. Upon the motion of either party, and for good cause shown, the Board may make any order which justice requires to protect a party from the disclosure of proprietary, privileged or confidential business information, including (1) that hearings be conducted with no one present except persons designated by the Board, and (2) that exhibits, other documents filed with the Board or transcripts of the hearing be sealed and not be disclosed except as specified by the Board. Notwithstanding the foregoing, each party shall be entitled to disclose such information (i) to its affiliates, attorneys, financial or lending institutions, outside auditors, insurers, and entities involved in negotiation or bidding for the acquisition of a party, its stock or assets, provided that the person or entity to which such information is disclosed is obligated to hold it confidential, (ii) as may be required by law or by regulation or order of Governmental Authority or by the rules of any stock exchange applicable to such party or its affiliates, or as part of any party's good faith attempt to comply with disclosure obligations under any of the same, (iii) as Seller or Buyer may deem necessary or desirable to disclose to the NMPRC, the FERC or other regulatory body, and (iv) as may be necessary or desirable to enforce such party's rights hereunder.

         (ix) The Board shall not distribute the stenographic record of the proceedings to the parties unless an action as may be permitted under the Rules and the New Mexico Uniform Arbitration Act challenging the arbitration proceedings is filed no later than sixty (60) days following the issuance of the award. If no such action is timely filed, all copies of the stenographic record shall be destroyed.

         (x) ANY CHALLENGE TO ANY REQUEST FOR ARBITRATION OR ARBITRATION PROCEEDING HEREUNDER SHALL BE LITIGATED, IF AT ALL, IN AND BEFORE A STATE OR FEDERAL COURT LOCATED IN BERNALILLO COUNTY, NEW MEXICO, TO THE EXCLUSION OF THE COURTS OF ANY OTHER STATE OR COUNTY.

         (xi) Any obligation to arbitrate which is established by this Section shall survive any termination of this Agreement for the notice period stipulated in Section 13.3(ii) hereof, it being understood and agreed between the parties that any dispute, controversy or claim arising out of or related to this Agreement, or the breach thereof, that is not notified within such time-frame shall be deemed conclusively waived.

         13.4 Consents Not Obtained. To the extent that Seller is unable to obtain a third party consent to transfer any lease, Contract or other interest constituting a part of the Assets and consequently does not assign, transfer or sublease such Assets to Buyer, Seller shall, at Buyer's written request delivered within a reasonable time after Closing, use its reasonable efforts to make all benefits of such non-assigned interests available to Buyer without any administrative cost to Buyer, but shall not be obligated to incur any cost or expense after the Closing Date with respect to such Assets, all of which shall be for the account of Buyer.

         13.5 Navopache Arrangement. The parties recognize that the Navopache Assets are to be transferred to Buyer as a result of the selection by Navopache Electric Cooperative, Inc. ("Navopache") of Buyer as its power supplier. The parties also recognize that it will be necessary for the RUS to release Plains from its All-Requirements Contract with Navopache, and that Navopache likewise will need to be released by all necessary parties from such All-Requirements Contract. The parties also recognize that it will be necessary for transmission agreements identified on Exhibit 1.1 (vii) to be assigned to Buyer and that other transmission arrangements will need to be made between Buyer and Navopache. Finally, the parties recognize that it will also be necessary for the FERC to approve the new power supply contract between Buyer and Navopache. In order to make provision for the supply of power to Navopache following the effective date of the Merger in the event that all conditions to the effectiveness of the new power supply contract between Buyer and Navopache have not been satisfied on or prior to the effective date of the Merger, and to make other transition arrangements, the parties agree to enter into the Navopache Transition Agreement identified on Exhibit 4.2 attached hereto.

         13.6 Headquarters Building. Buyer shall, if required by Seller, lease the Headquarters Facility to Seller for a period not exceeding sixty (60) days after the Closing Date, at a nominal fee of Thirty Dollars ($30.00) per day. In addition, Seller shall have the right to occupy mutually-agreed upon space within the Headquarters Facility for as long as reasonably required to operate the electrical power system and relocate the computers and Supervisory Control and Data Acquisition system in a safe and orderly manner. Moreover, Seller shall have the right to use the outlying buildings and facilities at the Headquarters Facility for a period of 150 days after the Closing Date until the operations and maintenance functions can be relocated. Buyer's wholesale marketing department will occupy the control center facilities no later than thirty (30) days after the Closing Date.

         13.7 Rights-of-Way Renewals. Notwithstanding Section 13.4 hereof, Seller will promptly reimburse Buyer for fifty percent (50%) of the costs incurred by Buyer to obtain the renewal (for a period not to extend beyond 2020) of any rights-of-way on the West Mesa-Belen transmission line and the Ojo-Hernandez-Norton-Algodones-West Mesa 115-kV transmission path. Buyer shall at all times keep Seller fully apprised of the status of the renewal negotiations and shall consult with Seller with respect to such negotiations. In return for its reimbursement with respect to the Ojo-West Mesa transmission path, Seller and Buyer agree to use good faith efforts to negotiate an equitable credit for Seller against Seller's network service charges from Buyer, with such credit to be agreed before any request for reimbursement with respect to such path is made. Notwithstanding the foregoing: (i) with respect to the West
Mesa-Belen rights-of-way, any reimbursements by Seller shall be returned to Seller to the extent Buyer places these costs in its filed transmission tariff; and (ii) with respect to the Ojo-West Mesa rights-of-way, Buyer shall have the right, at its sole discretion, to fund more than its fifty percent (50%) share of the costs of the right-of-way renewals, thereby reducing or eliminating Seller's credit.

                                  ARTICLE XIV.
                                  MISCELLANEOUS
                                  -------------

         14.1 Notices. Any notice or approval required or permitted under this Agreement shall be in writing and shall be sent by registered or certified mail, postage prepaid, or by facsimile, to the following address or to any other address designated by prior written notice:

         If to Buyer:

         Public Service Company of New Mexico
         Alvarado Square
         Albuquerque, NM 87158
         Facsimile:  (505) 241-4311
         Attention:  Secretary

         If to Seller:
         Tri-State Generation and Transmission Association, Inc.
         P.O. Box 33695
         Denver, CO 80233
         Facsimile:  (303) 254-6007
         Attention:  General Manager

         14.2 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New Mexico, excluding its conflict of laws rules.

         14.3 Modification/Waiver. This Agreement may not be amended, modified or waived except by a writing signed by an authorized representative of each party and may not be amended except as approved by the RUS. No waiver of or any failure or omission to enforce any provision of this Agreement or any claim or right arising hereunder shall be deemed to be a waiver of any other provision of this Agreement or any other claim or right arising hereunder.

         14.4 Assignment. Neither party may assign, delegate or otherwise transfer its rights, obligations or other interest in this Agreement without the prior written consent of both the other party (which consent may be withheld at such other party's sole discretion) and the RUS.

         14.5 No Brokers. Seller represents and warrants to Buyer that Seller has not directly or indirectly employed any broker or finder to whom Buyer shall have any liability in connection with this Agreement or the transactions contemplated by this Agreement; and Buyer represents and warrants to Seller that Buyer has not directly or indirectly employed any broker or finder to whom Seller shall have any liability in connection with this Agreement or the transactions contemplated by this Agreement.

         14.6 Public Announcements. Prior to the Closing Date, neither Seller nor Buyer shall make written announcements or other written public disclosures or issue press releases relating to the content of this Agreement or the transactions contemplated hereby without the prior written approval of the other party to this Agreement to the form and content of the release or disclosure, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, each party shall be entitled to disclose such information without limitation (i) to its affiliates, members, attorneys, financial or lending institutions, outside auditors and insurers, (ii) as may be required by law or by regulation or order of Governmental Authority or by the rules of any stock exchange applicable to such party or its affiliates, or as part of such party's good faith attempt to comply with disclosure obligations under any of the same,
(iii) as each party may deem necessary or desirable to disclose in connection with obtaining regulatory approvals, (iv) to the extent necessary for such party to obtain third-party consents, and (v) as may be necessary or desirable to enforce such party's rights hereunder.

         14.7 Severability. If any provision of this Agreement is declared illegal, invalid or otherwise unenforceable, such provision shall be deemed severed, with the remaining provisions of this Agreement being deemed to remain in full force and effect.

         14.8 Paragraph Headings. Article and paragraph headings herein are intended for convenience of reference only, and shall not in any way limit, define, amplify or otherwise affect the interpretation of any term of this Agreement.

         14.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on each of the parties.

         14.10 Entire Agreement. Except for the Confidentiality Agreement referred to in Section 12.2, this Agreement (including the Exhibits and Schedules attached hereto and referred to herein) constitutes the complete agreement between the parties relating to the subject matter of this Agreement and supersedes all prior understandings or arrangements between them relating to the subject matter hereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


PUBLIC SERVICE COMPANY
OF NEW MEXICO

By:  ________________________
Its: ________________________


TRI-STATE GENERATION AND
TRANSMISSION ASSOCIATION, INC.

By:  ________________________
Its: ________________________

STATE OF NEW MEXICO  ) ss
                     ) ss
COUNTY OF BERNALILLO ) ss

         This instrument was acknowledged before me on _____________________, 1999 by ________________, as ____________________ of PUBLIC SERVICE COMPANY OF
NEW MEXICO, a New Mexico corporation, on behalf of the corporation.



                               Notary Public in and for the State of New Mexico

                               My Commission expires: ___________________




STATE OF COLORADO ) ss
                  ) ss
COUNTY OF         ) ss

         This instrument was acknowledged before me on ______________, 1999 by _______________, as _____________________ of TRI-STATE GENERATION AND
TRANSMISSION ASSOCIATION, INC., a Colorado cooperative association, on behalf of the cooperative association.



                               Notary Public in and for the State of Colorado

                               My Commission expires: ___________________

Exhibits

Exhibit 1.1(i) - Generating Assets
Exhibit 1.1(ii) - Transmission Assets
Exhibit 1.1(iii) -  Substations
Exhibit 1.1(iv) -  Telecommunications  Assets
Exhibit 1.1(v) -  Headquarters  Facility
Exhibit 1.1(vi) - Personal  Property
Exhibit 1.1(vii) - Contracts
Exhibit 1.1(ix) - Navopache Assets
Exhibit 2.1 -  Methodology  to Adjust  Purchase  Price
Exhibit 4.2 - Operations Agreements
Exhibit  5.1(xvii) - Existing  Arrangements
Exhibit  10.1(i)(c)-1 - Certificate  of Officer  (Incumbency)
Exhibit  10.1(i)(c)-2  -  Certificate  of Officer (Bring-Down)

                                 EXHIBIT 1.1(i)
                                 --------------

                                GENERATING ASSETS

         A fifty percent (50%) undivided interest in the Algodones Generating Station (the "Station") and all related common facilities (FASA 310.010, 311.000, 312.100, 312.200, 312.300, 312.400, 314.100, 314.200, 314.300, 314.400,
315.200,  315.300,  315.400, 315.500, 316.00), subject to an option agreement as hereinafter described.

         Seller will have the right to acquire a 5 acre tract of unimproved real property at the Station, the specific boundaries of which will be mutually agreed by the parties. Seller's acquisition of such tract would be for the purposes of constructing operations and maintenance facilities and for other purposes ancillary thereto. Surveying of such 5 acre tract shall be at the expense of Seller. Consideration to Buyer for the exercise of the option will be $60,000, escalated from the Closing Date in accordance with the GDP Implicit Price Deflator. The option will expire at the time either party, or both parties, elect to develop the Station for its intended original purposes, or if the parties agree to sell the site. The initial determination of the site location will be shown in the Algodones Generating Station Participation Agreement. The parties will enter into an option agreement embodying the foregoing and other customary terms and conditions.

                                 EXHIBIT 1.1(ii)
                                 ---------------

                               TRANSMISSION ASSETS


                                                                       Undivided
                                                                       Interest
Transmission Asset                                                     To Buyer
------------------                                                     ---------

Poles and Fixtures
------------------

 1.  Albuquerque (West Mesa) - Algodones (FASA 355.030)                   100%
 2.  Algodones - Espanola (Hernandez) (FASA 355.040)                      100%
 3.  Ojo - Espanola (Hernandez) (FASA 355.150)                            100%

 4.  Albuquerque (West Mesa) - Grants (FASA 355.010)                      100%
 5.  Grants - Bluewater portion of Grants - Gallup (15.54% of
       FASA 355.020)                                                      100%
 6.  Bluewater - Ambrosia (FASA 355.100)                                  100%

 7.  Algodones - Moriarty (FASA 355.110)                                  100%
 8.  Moriarty - Willard (FASA 355.120)                                    100%
 9.  Belen - Willard (FASA 355.240)                                       100%

10.  Albuquerque (West Mesa) - Belen portion of Albuquerque
       (West Mesa) - Socorro (46.71% of FASA 355.190)                     100%


Overhead Conductor and Devices

 1.  Albuquerque (West Mesa) - Algodones (FASA 356.030)                   100%
 2.  Algodones - Espanola (Hernandez) (FASA 356.040)                      100%
 3.  Ojo - Espanola (Hernandez) (FASA 356.150)                            100%

 4.  Albuquerque (West Mesa) - Grants (FASA 356.010)                      100%
 5.  Grants - Bluewater portion of Grants - Gallup (15.54% of
       FASA 356.020)                                                      100%
 6.  Bluewater - Ambrosia (FASA 356.100)                                  100%

 7.  Algodones - Moriarty (FASA 356.110)                                  100%
 8.  Moriarty - Willard (FASA 356.120)                                    100%
 9.  Belen - Willard (FASA 356.240)                                       100%

10.  Albuquerque (West Mesa) - Belen portion of Albuquerque (West Mesa)   100%
          - Socorro (46.71% of FASA 356.190)

                                EXHIBIT 1.1(iii)

                                   SUBSTATIONS


                                                                      Undivided
                                                                      Interest
Substation Assets                                                     To Buyer
-----------------                                                     --------

Station Equipment
-----------------

1.  Albuquerque (West Mesa) - A&B Bays (FASA 353.010)                   100%

2.  Albuquerque (West Mesa) - C Bay (FASA 353.030)                      100%

3.  Albuquerque (West Mesa) - D Bay (FASA 353.040)                      100%

4.  Algodones Switching Station (FASA 353.080)                          100%

5.  Belen Switching Station (FASA 353.100)                              100%

6.  Ojo Switching Station (345-kV, 115-kV, and Autotransformer)         100%
      (FASA 353.130)

7.  Rio Rancho Switching Station (Palm Station) (FASA 353.120)          100%

8.  Rio Rancho Tap (FASA 353.160)                                       100%

                                 EXHIBIT 1.1(iv)

                            TELECOMMUNICATION ASSETS


                                                                  Undivided
                                                                  Interest
    Telecommunications Assets with Real Property Interests        To Buyer
    ------------------------------------------------------        ---------

1.  Sandia Crest Communications Site (FASA 397.030)            50% of building
                                                               33% of the tower

2.  Albuquerque (West Mesa) Communications Site (FASA 397.020)       100%

3.  Belen Communications Site (FASA - To Be Determined)              100%


    Telecommunications Equipment Without Real Property Interests
    ------------------------------------------------------------

1. The Belen Switch radio terminal and associated antenna, transmission line and ancillary equipment located at the Socorro Mountain Communications Site (10% of FASA 397.150) (real property not included).

2. The Crockett radio terminal and associated antenna, transmission line and ancillary equipment located at the La Mosca Communications Site (9% of FASA 397.050) (real property not included).

                                 EXHIBIT 1.1(v)
                                 --------------

                              HEADQUARTERS FACILITY

All of Seller's right, title and interest in and to the real property on which the headquarters facility (at 2401 Aztec Road N.E., Albuquerque, NM 87107) is located, together with the Headquarters Facility and all other buildings and improvements located thereon (FASA 390.000 and 389.010).

                                 EXHIBIT 1.1(vi)
                                 ---------------

                                PERSONAL PROPERTY

1. Office Furniture, Equipment and other Personal Property - FASA 391.010, 391.020, 391.030, 393.000.

2. Spare parts, materials and supplies located at the substations and critical spare parts, materials and supplies associated with the purchased transmission assets. An inventory of these items will be mutually conducted by Buyer and Seller and mutual price agreed upon.

                                EXHIBIT 1.1(vii)
                                ----------------

                                    CONTRACTS


1. Power Coordination Agreement dated April 23, 1980, between Plains and Arizona Public Service Company, as amended, including service schedules.

2. Interconnection and Wheeling Agreement dated April 23, 1980, between Plains and Salt River Project Agricultural Improvement and Power District, as amended.

3. Service and supply contracts supporting the operations of the Headquarters Facility, to the extent Buyer chooses to assume the same. (Seller will supply a list of such contracts promptly after the Signing Date).

                                 EXHIBIT 1.1(ix)

                                NAVOPACHE ASSETS

                                                              Undivided Interest
         Asset                                                    to Buyer
         -----                                                ------------------

Substation Equipment
--------------------

1.  Coronado (FASA 362.380 and 25% of FASA 303.100)                  100%

2.  Showlow (FASA 362.400 and FASA 303.200)                          100%

3.  Linden                                                           100%

4.  Zeniff                                                           100%


Telecommunications Facilities
-----------------------------

1.  Crockett Communications Site (FASA 397.310)                      100%

2.  Greens Peak Communications Equipment (FASA 397.300)              100%

3.  Coronado Communications Equipment (included in Substation        100%
     Account 362.380.0011)

4.  Linden Communications Site (FASA 397.440)                        100%

5.  Showlow Communications Site (FASA 397.290)                       100%

6.  Zeniff Communications Site (FASA 397.450)                        100%

                                   EXHIBIT 2.1

                      METHODOLOGY TO ADJUST PURCHASE PRICE

The following  methodology  will be used to adjust the Purchase  Price from that stated in Section 2.1, which is based on December 31, 1997 financial information. Reasonable supporting documentation will be provided by Seller to allow substantiation of such adjustments by Buyer.

     1. Transmission and Telecommunication Assets other than Ojo-Hernadez-Norton-Algodones-West Mesa 115kv line facilities, Algodones and West Mesa Station facilities. (Relates to the following FASA or share of FASA as appropriate: 355.010, 355.020, 355.100, 355.110, 355,120,
     355.240,  355.190,  356.010,  356.020,  356.100, 356.110, 356.120, 356.240,
     356.190,  353.100,  353.130,  353.120,  353.160, 397.030, 397.020, 397.150,
     397.050.):

                  12/31/97 Value per Plains account and records ..........
                  Additions (Itemized) ...................................
                  Reductions (itemized) ..................................
                  Value as of the Closing Date ...........................

     2. Other Assets other than Algodones (Relates to the following FASA or share of FASA as appropriate: 390.000, 389.010, 391.010, 391.020, 391.030,
     393.000.):

                  12/31/97 Value per Plains account and records ..........
                  Additions (Itemized) ...................................
                  Reductions (itemized) ..................................
                  Value as of the Closing Date ...........................

      3.   Ojo-Hernandez-Norton-Algodones-West   Mesa  115kv  line   facilities,
      Algodones and West Mesa Switching Facilities.

                  Ojo-Hernandez-Norton-Algodones-West Mesa 115kv line, poles and conductors-12/31/97 value (FASA 355.030,
                  355.040, 355.150, 356.030, 356.040, 356.150)............

                  Algodones Switching Station
                  ---------------------------

                  1/2 of Algodones Switching Station- (FASA 353.080)
                    12/31/97 value .......................................

                  1/2 of Algodones Switching Station- (FASA 353.080)
                  12/31/97 Value per Plains account and records ..........
                  1/2 Additions (Itemized) ...............................
                  1/2 Reductions (itemized) ..............................
                  Value as of the Closing Date ...........................

                  Total Algodones Switching Station.......................

                  West Mesa Switching Station
                  ---------------------------

                  West Mesa ( A and B ) Facility (FASA  353.010)-
                    12/31/97  value .....................................

                  West Mesa C and D Station Facilities- (FASA
                    353.030, 353.040)
                  12/31/97 Value per Plains account and records .........
                  Additions (Itemized) ..................................
                  Reductions (itemized) .................................
                  Value as of the Closing Date ..........................

                  Total West Mesa Switching  Station.....................

     4.  Algodones Generation Facilities
                  (FASA 310.010,  311.000,  312.100,  312.200,
                  312.300, 314.100, 315.200, 315.300, 315.400,315.500,
                  316.000) 12/31/97 value)...............................

     5.  Premium
                  Algodones:..................................... $860,000.00
                  Transmission:.................................$4,337,653.00

     6. Navopache Assets other than FASA 303.100
                  12/31/97 Value per Plains account and records .........
                  Additions (Itemized) ..................................
                  Reductions (Itemized) .................................
                  Value as of the Closing Date ..........................

     7.  Navopache Assets  FASA 303.100

                  12/31/97 Value per Plains account and records .........
                  Additions (Itemized) ..................................
                  Reductions (Itemized) .................................
                  Value as of the Closing Date ..........................
                  PNM payment = 25% Value as of Closing Date.............

                                   EXHIBIT 4.2
                                   -----------

                              OPERATIONS AGREEMENTS


1.    Algodones Participation Agreement
      ---------------------------------

Under the provisions of this contract, Buyer will operate and maintain the Algodones Generating Station that is jointly owned by Seller and Buyer and is currently an idle plant. This contract will cover the power plant only.

2.    Marketing Agreement (and Related Transmission Arrangements)
      -----------------------------------------------------------

This contract will describe the arrangements for Buyer's marketing of power from Seller's PEGS and San Juan Generating Station entitlement which is surplus to the needs of Seller's member cooperatives. Seller will make a request to PNM for point-to-point transmission service between PEGS and Four Corners within 30 days of Signing Date.

3.    Seller Power Sales Agreement
      ----------------------------

This contract will define the terms and conditions of a 50-MW firm power sale from Seller to Buyer that is part of the modified joint offer between Seller and Buyer. This contract will be effective by the time Buyer commences power sales to Navopache.

4.    Telecommunications Sharing Agreement
      ------------------------------------

Seller and Buyer will share communications facilities and channels under this agreement. The agreement will assign maintenance and replacement responsibility for shared facilities.

5.    Network Integration  Transmission  Service (Network Service) Agreement
      ----------------------------------------------------------------------
      and associated  specification sheets (Buyer Service for Seller)
      ------------------------------------

Network service will be provided by Buyer to Seller under Buyer's Open Access Transmission Tariff that will provide transmission service for Seller loads that are served on or through Buyer's transmission system.

6.    Navopache Transition Agreement
      ------------------------------

This contract among Seller, Buyer, Navopache and Plains will provide transition arrangements, including the arrangements and conditions for service to Navopache in the event FERC approval or acceptance for filing for Buyer's service to Navopache has not been obtained, or other conditions have not been satisfied, by the time of the Merger closing. This contract will be effective upon the Merger closing.

7.    Joint Transmission Planning and Development Agreement
      -----------------------------------------------------

This agreement will provide for joint planning and development activities between Seller and Buyer in the former Plains service area. The agreement will include provisions for first right of refusal in facility improvements and rights to interconnect.


8.    Transmission Service Agreement (Seller Service for Buyer)
      ------------------------------

This contract will be a bilateral transmission service contract that provides for the use of Seller's system to serve isolated Buyer load that is connected to the Seller system.

9.    Network Operating Agreement
      ---------------------------

This agreement will set forth terms and conditions to be employed by Seller and Buyer to coordinate the Buyer and Seller system operations.

10.    Bus License Agreement
       ---------------------

This license agreement will provide Buyer with rights through Seller's substations where transmission lines acquired by Buyer are attached to Seller's substations. Additionally, Buyer will provide Seller with rights through Buyer's Mimbres Substation.

11.   Algodones Five Acre Option Agreement
      ------------------------------------

This agreement will include the terms for Seller's option to purchase a 5 acre tract at the Algodones Generating Station as described on Exhibit 1.1(i).


                                                           EXHIBIT 5.1(xvii)
                                                           -----------------

                                                         EXISTING ARRANGEMENTS


                          Description                                                       Disposition
                          -----------                                                       -----------

   1.   Plains/PNM Interconnection Agreement                      Tri-State will assume this agreement as the successor to Plains.

   2.   Memorandum (Coordination Agreement)                       Terminate.  Incorporate planning coordination provisions into new
                                                                  Tri-State/PNM Network Operating Agreement
   3.   Service Schedule A (Wheeling Service for Smith Lake       Terminate.  Tri-State to provide PNM service under a bilateral
        and Wingate)                                              agreement.  PNM to provide Wingate) service to Tri-State under the PNM OATT.
   4.   Service Schedule C. (Wheeling Service for Rio Rancho,     Terminate.  Each party has agreed in principle that no credit or
        Gulf, and Mimbres)                                        compensation is due.
   5.   Letter Agreement - 8/7/91 (NNMI/SNMI Operating            Terminate.  Agreement is no longer effective.
        Relationship)
   6.   Service Schedule E  (Reciprocal Use Facilities and        Terminate.  Each party has agreed that no credit or compensation
        Balance of Benefits)                                      is due.
   7.   Ambrosia Switchyard Expansion - 7/8/82                    Terminate.
   8.   Service Schedule F (Economy Energy Interchange and WSPP)  Terminate.  Incorporate provisions in new Tri-State/PNM
                                                                  Marketing Agreement.
   9.   Service Schedule G (Master Transmission Agreement)        Terminate.  Tri-State to receive network service from PNM.

   10.  Letter Agreement - 7/19/1994 (Temporary Scheduling        Termination occurs when network service begins.
        Arrangements)
   11.  Service Schedule H (Reciprocal Wheeling Service)          Terminate.  Tri-State to develop bi-lateral transmission agreement for PNM and Tri-State to receive service from PNM under Tariff.
   12.  Service Schedule J (Hazard Sharing)                       Tri-State to assume as the successor to Plains.
   13.  Mutual Emergency  Transmission  Assistance                Tri-State to assume as the successor to Plains.
        Agreement (1971)
   14.  Service Schedule K (Clayton Transmission Service)         Terminate. Tri-State to develop bi-lateral transmission
                                                                  agreement for PNM.
   15.   Letter of Understanding, Clapham Substation              Terminate.
   16.   Transmission Service Agreement to Rowe                   Terminate.  Include Rowe as a Point of Delivery.
   17.   Agreement to Wheel Power (San Juan to Ojo)               Terminate.  Include Ojo as a Point of Delivery.


                          Description                                                       Disposition
                          -----------                                                       -----------
   18.   Ojo 345/115-kV Transformer Losses                        Terminate.
   19.   Assistance in PNM Rebuild Alternative                    Terminate.  No longer in force or effect.
   20.   Northern Transmission Project - 3/23/1990                Terminate.  No longer in force or effect.
   21.   Norton Switching Station Agreement - 12/13/1972          Terminate.  PNM will own the former Plains transmission lines.
   22.   Letter Agreement - West Mesa Transformer Operations      Terminate.  Operating limits of West Mesa Transformer to be handled through Network Operating Agreement.
   23.   Miscellaneous Operating Procedures, E&O Letter           Incorporate into the PNM/Tri-State  Network  Operating  Agreement.
         Agreements, and System Operating Limits                  Terminate only those no longer applicable.
   24.   Natural Gas Sales Agreement - Escalante  Plant           Tri-State to assume as the successor to Plains.
         (Contract No. GS 20257)
   25.   Contract of Sale - 4/4/79                                Terminate.



                              EXHIBIT 10.1(i)(c)-1
                              --------------------

                             CERTIFICATE OF OFFICER
                                  (INCUMBENCY)

         I, _________________________________, hereby certify to, as follows:

         1. I am the Secretary of _____________________ organized and existing under the laws of the State of _____________________ (this "Corporation").

         2. The [Articles] [Certificate] of Incorporation attached hereto as Attachment 1 and the Bylaws attached hereto as Attachment 2 are, respectively, true, complete and correct copies of the [Articles] [Certificate] of Incorporation and Bylaws of this Corporation which [Articles] [Certificate] and Bylaws this Corporation has duly adopted and are presently in full force and effect.

         3. Attached hereto as Attachment 3 is a true, complete and correct copy of Resolutions which the Board of Directors of this Corporation has duly adopted, and said Resolutions are now in full force and effect.

         4. The Board of Directors of this Corporation has, and at the time it adopted the Resolutions described in Paragraph 3 above had full power and lawful authority to adopt such Resolutions and to confer the powers therein granted to the persons named therein or referred to therein by title, and such persons have full power and authority to exercise the same. The signatures appearing below are the true, authentic and official signatures of the persons referred to in such Resolutions:

          Name                   Title                 Sample Signature
          ----                   -----                 ----------------


_______________________  ________________________  _________________________


_______________________  ________________________  _________________________


         5. The Resolutions referred to in Paragraph 3 are effective and binding on this Corporation without approval of its [members] [shareholders].

Dated as of ________________, 1999.



By: ____________________________

    ____________________________, Secretary

                              EXHIBIT 10.1(i)(c)-2
                              --------------------

                             CERTIFICATE OF OFFICER
                                  (BRING-DOWN)

         I, _______________________, hereby certify to ____________________, as follows:

         1. I am the Secretary of _______________________, a ___________________
organized and existing under the laws of the State of _______________ (this "Corporation").

         2. Except as set forth on the attached Disclosure Schedule (updated, subject to the limitations in Section 9.1 or 9.2 (as applicable) relating to the Disclosure Schedules, through the date hereof), all of the representations and warranties of this Corporation set forth in Section of the Asset Sale Agreement between this Corporation and _________________________________ dated as of ________________, 1999 (the "Asset Sale Agreement"), are correct and complete in all material respects on and as of the date hereof as though made on the date hereof.

         3. This Corporation [and Plains Electric Generation and Transmission Cooperative, Inc. ("Plains")] [has] [have] performed and complied with all other agreements and conditions required by the Asset Sale Agreement to be performed by and complied with by this Corporation [and Plains] on or before the date hereof.

Dated as of _________________, 1999.


______________________________________________




By: ____________________________

    ____________________________, Secretary